Exhibit 4.55

Agreement No.: SZCBL-20220311

Purchase Agreement

Supply and Installation Agreement of Production Line and Equipment

Agreement No.:	SZCBL-20220311
Agreement	Purchase Agreement
Name:	Supply and Installation Agreement
Project Site:	Building A5, Production and Investment (Jiangnan) Enterprise Park, No.12 Xiajin Road, Jiangnan Autonomous Region, Nanning City, Guangxi Zhuang Autonomous Region
Purchaser:	Guangxi Utise Technology Co., Ltd.
Supplier:	Shenzhen Chuangbaili Industrial Equipment Co., Ltd.

Address: 101 Yonglinxing Factory, Sanwei Industrial Zone, Sanguo Community, Hangcheng Street, Baoan District, Shenzhen City

Tel: (0755) 27491231 Fax: (0755) 27472793

Agreement No.: SZCBL-20220311

Purchase and Sale Agreement

Party A: Guangxi Utise Technology Co., Ltd.

Party B: Shenzhen Chuangbaili Industrial Equipment Co., Ltd.

Party A and Party B have conducted serious and detailed negotiations on the purchase of the production line and other equipment by Party A, and both parties agree to conclude the transaction according to this Agreement, and both parties shall strictly abide by the relevant clauses of this Agreement during the execution of the Agreement. In case of any dispute during the execution of the Agreement, both parties shall settle it through negotiation in good faith.

I.	Total Agreement Price

1.	According to the negotiation between both parties, RMB shall be the payment currency in this Agreement.

2.	The Total Agreement Price is RMB (10% tax included): SIX HUNDRED AND EIGHTY-SIX THOUSAND EIGHT HUNDRED AND NINETY-FIVE YUAN ONLY (RMB 686,895.00). Please refer to the quotation list for specific varieties, quantities and unit prices.

II.	Ordering Method

The ordered production line and equipment shall be based on the model samples provided by Party B, and specially ordered equipment shall be subject to confirmation by the signatures of both parties on the drawings.

III.	Payment Terms

1.	First payment: Within three days after the signing of this Agreement, Party A shall pay 30% of the Total Agreement Price to Party B as earnest money. After payment, Party B shall issue a receipt of actually paid amount or Total Agreement Price to Party A.

The amount of earnest money shall be RMB TWO HUNDRED AND SIX THOUSAND AND SIXTY-EIGHT YUAN FIVE JIAO (RMB 206,068.50)

2.	Second payment: Before the goods are delivered, Party A shall pay 50% of the Total Agreement Price to Party B as deposit, and Party B shall cause the goods to be shipped and delivered to Party A’s delivery place. After payment, Party B shall issue a receipt of actually paid amount or Total Agreement Price to Party A.

The amount of deposit shall be RMB THREE HUNDRED AND FORTY-THREE THOUSAND, FOUR HUNDRED AND FORTY-SEVEN YUAN FIVE JIAO (RMB 343,447.50)

3.	Final payment: After Party B completes the installation, Party A shall conduct acceptance on the same day and pay off the balance within fifteen working days. After payment, Party B shall issue a receipt of actually paid amount or Total Agreement Price to Party A.

The amount of balance shall be RMB ONE HUNDRED AND THIRTY-SEVEN THOUSAND, THREE HUNDRED AND SEVENTY-NINE YUAN ONLY (RMB: 137,379.00)

4.	Our company accepts payment by transfer and cheque, and the cheque must be made payable to our company name (i.e., Shenzhen Chuangbaili Industrial Equipment Co., Ltd., otherwise the cheque will be deemed as invalid).

5.	Payment Account No.

Account name: Shenzhen Chuangbaili Industrial Equipment Co., Ltd.

Bank of deposit: Huangtian Sub-branch of Shenzhen Rural Commercial Bank

Account number: 000156168396

Address: 101 Yonglinxing Factory, Sanwei Industrial Zone, Sanguo Community, Hangcheng Street, Baoan District, Shenzhen City

Tel: (0755) 27491231 Fax: (0755) 27472793

Agreement No.: SZCBL-20220311

IV.	Method of Delivery

1.	Delivery time: within 15 working days after receipt of the deposit

2.	Place of delivery: Building A5, Production and Investment (Jiangnan) Enterprise Park, No.12 Xiajin Road, Jiangnan Autonomous Region, Nanning City, Guangxi Zhuang Autonomous Region

3.	Contact person: Cao Honggang

4.	Tel.: 13641456805

5.	Installation time: The goods will be installed on the same day or the next day upon arrival at the delivery place.

V.	Responsibilities of Each Party

Party A: Party A guarantees to provide clean and tidy construction site for Party B to install the equipment within three days before Party B’s production line and other equipment arrive. Party B shall deliver the goods to the delivery place, but Party A shall bear the responsibility for overdue delivery and goods damage arising from the situation that Party A is out of touch (phone calls are not answered three times or the site is not provided), and it shall be deemed that Party B delivered the goods on schedule. After the goods are delivered to the place of delivery, Party A shall be responsible for unloading the goods and transporting them to the installation area.

Party B: Party B shall be responsible for providing the installation service of the production line, and guarantee it for 2 years free of charge under the normal use of Party A. Party B shall provide 2-year free warranty to Party A. (Warranty refers to the guarantee of providing after-sales maintenance service, including free warranty and paid warranty, in which additional payment is charged for man-made damage at material cost only, while free warranty is provided in other cases).

VI.	Liability for Breach of Agreement

Party A’s liabilities: 1. Party A shall pay the deposit to Party B within the prescribed time limit, otherwise Party B shall not fulfill the delivery responsibility until the deposit is received. The goods shall be delivered within 15 working days upon the receipt of the deposit.

2.	Party A shall cooperate with Party B as needed in the delivery and installation. If the goods are not signed for or installed, or signed for or installed beyond the time limit due to Party A’s reasons, Party B shall not bear the liability for breach of Agreement, and Party A shall make Party B the payment for the goods according to the time agreed herein (The payment shall be within fifteen working days after the delivery date agreed herein).

3.	After signing the Agreement, Party A shall not unilaterally request to terminate the Agreement, otherwise the payment already made by Party A shall not be refunded.

Party B’s liabilities: 1. Party B shall produce and deliver the model samples which have been agreed on with Party A. Party A has the right to reject the goods that are inconsistent with the original products. In case of overdue delivery, Party B shall pay liquidated damages equivalent to 0.5% of the paid amount per diem.

Remarks: Before the balance is paid off by Party A, the equipment belongs to Party B and Party B may dismantle it at its discretion.

VII.	Notice

If one party changes the notification or mailing address and phone number, it shall notify the other party in writing within 7 days from the date of change. If such party fails to notify the change, it shall bear the relevant liabilities arising therefrom.

VIII. Modification of Agreement

Address: 101 Yonglinxing Factory, Sanwei Industrial Zone, Sanguo Community, Hangcheng Street, Baoan District, Shenzhen City

Tel: (0755) 27491231 Fax: (0755) 27472793

Agreement No.: SZCBL-20220311

During the performance of this Agreement, where either party needs to modify this Agreement under special circumstances, the party requiring such a modification shall notify the other party in writing in time, and after obtaining the consent of the other party, both parties shall sign a written agreement on the modification, which shall be an integral part of this Agreement. Without written documents signed by both parties, neither party has the right to modify this Agreement; otherwise, the economic losses incurred to the other party shall be borne by the responsible party.

IX. Special Provisions

1.	If the goods hereunder are customized products, Party A shall not request to terminate the Agreement. Where Party A unilaterally requests to terminate the Agreement, Party B has the right to require Party A to pay for all the goods in one lump sum from the date when Party A requires to terminate the Agreement.

2.	Where Party A terminates the Agreement due to Party B’s reasons, the amount of deposit already paid by Party A to Party B shall be returned to Party A within 7 days from the date when Party A requires to terminate the Agreement. And Party A has the right to demand compensations for the economic losses arising therefrom. Party B’s reasons include but are not limited to: failure to manufacture according to customization requirements, materials not meeting Party A’s requirements, failure to deliver goods in line with samples, failure to deliver goods on time and provide installation services, etc.

3.	Where Party A has any objection to the quantity, model, color and specification of the goods, the objection shall be raised to Party B in writing on the day of delivery. Where Party A has any objection to the quality of the goods, the objection shall be raised within five days from the time when Party B delivers the goods to Party A’s delivery address. Where no objection is raised within the time limit, Party A will be deemed as having no objection, and Party B shall not be held liable for breach of Agreement as such.

X. Dispute Resolution

Any dispute arising hereunder shall be settled through friendly negotiation. If no consensus can be reached, either party may bring a lawsuit to the people’s court.

Ⅺ. Supplementary Provisions

1.	This Agreement is made in duplicate, with Party A and Party B holding one copy, respectively.

2.	This Agreement takes effect after being signed and sealed by both parties.

3.	The quotation list and pictures provided by Party B shall be the appendixes of this Agreement, and have the same legal force.

(Remainder of page intentionally left blank)

Address: 101 Yonglinxing Factory, Sanwei Industrial Zone, Sanguo Community, Hangcheng Street, Baoan District, Shenzhen City

Tel: (0755) 27491231 Fax: (0755) 27472793

Agreement No.: SZCBL-20220311

Party A: Guangxi Utise Technology Co., Ltd.	Party B: Shenzhen Chuangbaili Industrial Equipment Co., Ltd.
Guangxi Utise Technology Co., Ltd. (Seal)	Shenzhen Chuangbaili Industrial Equipment Co., Ltd. (Seal)
Signature of Party A’s Representative:	Signature of Party B’s Representative: Kong Deyuan
Tel.:	Tel: 13713711708
Signing Date: March 11, 2022	Signing Date: March 11, 2022

Address: 101 Yonglinxing Factory, Sanwei Industrial Zone, Sanguo Community, Hangcheng Street, Baoan District, Shenzhen City

Tel: (0755) 27491231 Fax: (0755) 27472793